Exhibit 99.1

PLUG RECEIVES $1.66 BILLION CONDITIONAL COMMITMENT LOAN GUARANTEE FROM DEPARTMENT OF ENERGY FOR GREEN HYDROGEN DEVELOPMENT PIPELINE

Loan guarantee will bolster the buildout of Plug’s green hydrogen plant network across the United States, driving rapid advancement of the hydrogen economy

LATHAM, N.Y., May 14, 2024 -- Plug Power Inc. (NASDAQ: PLUG), a global leader in comprehensive hydrogen solutions for the green hydrogen economy, received a conditional commitment for an up to $1.66 billion loan guarantee from the Department of Energy’s (“DOE”) Loan Programs Office (“LPO”) to finance the development, construction, and ownership of up to six green hydrogen production facilities.

The production facilities, which will be selected for financing in accordance with procedures to be set forth in definitive documentation with DOE, will be built across the nation and supply major companies, including Plug’s existing customers, with low-carbon, made-in-America green hydrogen. The hydrogen generated will be used in applications in the material handling, transportation, and industrial sectors.

“Green hydrogen is an essential driver of industrial decarbonization in the United States,” said Plug Power CEO Andy Marsh. “Earlier this year, Plug successfully demonstrated our innovation and technical ability by launching the first commercial-scale green hydrogen plant in the country in Woodbine, Georgia. This loan guarantee will help us build on that success with additional green hydrogen plants.”

Marsh added, “We appreciate the partnership with the DOE Loan Programs Office and are pleased to have worked through an intensive due diligence process. The loan guarantee will prove instrumental to grow and scale not only Plug’s green hydrogen plant network, but the clean hydrogen industry in the United States.”

Plug, the leading commercial-scale manufacturer of electrolyzers, currently operates the largest proton exchange membrane (PEM) electrolyzer system in the United States at its Woodbine, Ga., hydrogen plant. Plug’s current green hydrogen generation network now has a liquid hydrogen production capacity of approximately 25 tons per day.

Plug’s green hydrogen production plants utilize the company’s own electrolyzer stacks manufactured at its state-of-the-art gigafactory in Rochester, NY, and Plug’s liquefaction and hydrogen storage systems engineered at its facility in Houston.

DOE’s support for Plug’s green hydrogen projects represents a major milestone in the U.S.’s commitment to advance the development of large-scale hydrogen production, processing, delivery, and storage. It also underscores the application of green hydrogen to help meet decarbonization goals across multiple sectors of the economy.

While this conditional commitment represents a significant milestone and demonstrates the DOE’s intent to finance the project, certain technical, legal, environmental and financial conditions, including negotiation of definitive financing documents, must be satisfied before funding of the loan guarantee.

LPO works in support of President Biden’s ambitions to drive growth in US manufacturing and innovation, create jobs, and build a clean energy economy that will address climate change and make communities more resilient.

Plug’s projects under the loan will adhere to the Biden Administration’s Justice 40 Initiative. This process includes gathering input from local labor, workforce, and economic development organizations in addition to first responder and non-profit organizations. The plants are expected to create good-paying jobs accessible to a diverse talent supply and help develop workforce skills needed to drive the transition to a clean energy economy.

LPO’s Title 17 Clean Energy Financing Program, which supports innovative energy and supply chain projects and projects that reinvest in existing energy infrastructure, will provide the financing to Plug.

About Plug

Plug is building an end-to-end green hydrogen ecosystem, from production, storage, and delivery to energy generation, to help its customers meet their business goals and decarbonize the economy. In creating the first commercially viable market for hydrogen fuel cell technology, the company has deployed more than 69,000 fuel cell systems and over 250 fueling stations, more than anyone else in the world, and is the largest buyer of liquid hydrogen.

With plans to operate a green hydrogen highway across North America and Europe, Plug built a state-of-the-art Gigafactory to produce electrolyzers and fuel cells and is developing multiple green hydrogen production plants targeting commercial operation by year-end 2028. Plug delivers its green hydrogen solutions directly to its customers and through joint venture partners into multiple environments, including material handling, e-mobility, power generation, and industrial applications.

For more information, visit www.plugpower.com.

Plug Power Safe Harbor Statement

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Plug Power Inc. (“Plug”), including but not limited to statements about: Plug’s expectations regarding the loan guarantee that it expects to receive from the Department of Energy, including the timing, size and intended use of such loan guarantee; Plug’s expectation that such loan guarantee will bolster the buildout of its green hydrogen plant network in the United States and drive rapid advancement of the hydrogen economy; Plug’s expectations regarding which production facilities will be selected for financing, including with respect to locations and intended use of hydrogen generated from such facilities; whether and when the loan guarantee will be funded, including whether and when certain conditions such as negotiation of definitive financing documents will be satisfied; and Plug’s expectations that its projects under the loan will adhere to the Biden Administration’s Justice 40 Initiative and create good-paying jobs accessible to a diverse talent supply and help develop workforce skills needed to drive the transition to a clean energy economy. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Plug in general, see Plug’s public filings with the Securities and Exchange Commission (the “SEC”), including the “Risk Factors” section of Plug’s Annual Report on Form 10-K for the year ended December 31, 2023, Plug’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 and any subsequent filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made as of the date hereof, and Plug undertakes no obligation to update such statements as a result of new information.

Plug Media Contact

Fatimah Nouilati

Allison

PlugPR@allisonworldwide.com